Exhibit 99.1

FOR IMMEDIATE RELEASE

Molecular Insight Pharmaceuticals Finalizes

Onalta™ Manufacturing and Supply Agreements

Cambridge, MA, October 21, 2009 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) today announced that it has executed an exclusive 10-year agreement to supply the Onalta™  90-Y edotreotide radiotherapeutic to BioMedica Life Sciences S.A., Athens, Greece.

In September, Molecular Insight entered into a Territory License Agreement (“The Agreement”) with BioMedica for commercialization of Onalta in certain European countries, the Middle East, North Africa, Russia and Turkey. Under the Agreement, BioMedica is expected to perform clinical studies and to secure all regulatory approvals to market, sell and distribute Onalta within its licensed territories. Molecular Insight retains Onalta rights in all other markets and territories, including the United States, Japan and Asia.

Molecular Insight also announced that it has entered into a contract manufacturing agreement with Berlin-based Eckert & Ziegler to manufacture and supply Onalta for compassionate use and registration clinical trials within the BioMedica territories. Upon European Medicines Agency (EMEA) approval of a Market Authorization Application, based on clinical studies, Eckert & Ziegler is expected to manufacture Onalta for commercial sales as well. The term of this agreement is for 10 years.

Onalta is a novel radiotherapeutic product candidate under development for the treatment of metastatic carcinoid and pancreatic neuroendocrine tumors in patients whose symptoms are not controlled by conventional therapy. The EMEA has reviewed and accepted Onalta’s Phase 3 clinical trial protocol design and has granted Onalta Orphan Drug Designation.

About BioMedica Life Sciences S.A.

BioMedica Life Sciences is a growing European biopharmaceutical company, based in Athens, Greece, that develops, markets and distributes a diversified portfolio of radiopharmaceutical, specialized therapeutic and diagnostic products and services. The company is the leading regional marketer and distributor of radiopharmaceuticals in South Eastern Europe, with growth plans to expand into the major markets of Europe. The company has invested in research and development programs, which have resulted in a promising portfolio of novel diagnostic and radiopharmaceutical products that are advancing into clinical development. The company’s lead development product, DemogastrinTM is a novel molecular imaging product that has secured European Regulatory Approval to start clinical development. BioMedica collaborates with the leading Greek universities and maintains strategic alliances with the country’s most significant research centers. For more information on BioMedica Life Sciences, please visit http://www.biomedica.gr

About Eckert & Ziegler

Eckert & Ziegler Strahlen- und Medizintechnik AG is a global isotope technology company and the holding company for a number of specialized subsidiaries in the fields of processing of radioisotopes and development, production, and marketing of isotope technology components, medical devices, and similar products. The group is one of the largest suppliers of radioactive components for radiation therapy and nuclear medicine, employing 520 employees worldwide. For more information on Eckert & Ziegler, please visit http://www.ezag.com/

Molecular Insight Pharmaceuticals Finalizes Onalta™ Manufacturing and Supply Agreements

About Molecular Insight Pharmaceuticals, Inc.

Molecular Insight Pharmaceuticals is a clinical-stage biopharmaceutical company and is a pioneer in the emerging field of molecular medicine. The Company is focused on the discovery and development of targeted therapeutic and molecular imaging radiopharmaceuticals, primarily for use in oncology. Molecular Insight has five clinical-stage candidates in development. The lead oncology candidate, Azedra™, is currently in a pivotal trial for pheochromocytoma. Onalta™ is being developed for the treatment of carcinoid and other neuroendocrine tumors, Solazed™ for treatment of malignant metastatic melanoma, and Trofex™ for detecting metastatic prostate cancer. Zemiva™ is being developed for the diagnosis of acute myocardial ischemia. For further information on Molecular Insight Pharmaceuticals, please visit www.molecularinsight.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about the expected performance of clinical studies, marketing, distribution and commercialization of Onalta by BioMedica, statements about the development of Onalta™, AzedraTM, Solazed™, TrofexTM and Zemiva™, and our other product candidates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in our ability to obtain regulatory approval for product candidates; the inabilities of our collaborators and strategic partners to fulfill their responsibilities in a timely manner, and the resulting delay of our combined commercialization efforts; difficulties or delays in connection with the manufacturing of Onalta by Eckert & Ziegler; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov/. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com/. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Contact:

Investors

Charles H. Abdalian, Jr.

Vice President of Finance

Chief Financial Officer

(617) 871-6618

cabdalian@molecularinsight.com

Media
Martin A. Reynolds	Susan Pietropaolo
Manager	BCC Partners
Corporate Communications (617) 871-6734	(845) 638-6290 (201) 923-2049
mreynolds@molecularinsight.com	spietropaolo@bccpartners.com

# # #